Shiloh Industries Reports Fourth Quarter and Fiscal 2005 Results

VALLEY CITY, OH -- 12/20/2005 -- Shiloh Industries, Inc. (NASDAQ: SHLO) today announced results for the fourth quarter and fiscal year ended October 31, 2005.

For the fourth quarter ended October 31, 2005, the Company reported sales of $176.9 million compared to $171.3 million for the fourth quarter of fiscal 2004, an increase of $5.6 million, or 3.3%. Net income for the fourth quarter of fiscal 2005 was $8.1 million, or $0.49 per share, diluted, compared to net income of $5.4 million, or $0.33 per share, diluted, for the fourth quarter of fiscal 2004.

Sales for the fiscal year ended October 31, 2005 were $634.6 million, a decrease of $3.9 million, or 0.6%, from sales of $638.5 million for fiscal 2004. Net income for fiscal 2005 was $26.8 million, or $1.64 per share, diluted, compared to net income of $18.8 million, or $1.15 per share diluted, for fiscal 2004. Net income for fiscal 2005 includes income tax benefits of $5.6 million, or $0.34 per share, related to several tax issues that were resolved and reported during the second and third quarters of fiscal 2005.

During the fourth quarter, the Company's sales increase of 3.3% reflected the improved production of car and truck models for which the Company supplies parts and the continued strong demand of the heavy truck market in which the Company participates.

The slight reduction of sales in fiscal 2005 compared to the prior year was related to the lower production levels in fiscal 2005 of our traditional domestic car and light truck customers, which ended up 3.7% below their fiscal 2004 production levels.

Operating income of $14.4 million in the fourth quarter of fiscal 2005 increased $3.7 million from the fourth quarter of fiscal 2004, an improvement of 33.9%. For fiscal 2005, operating income of $42.7 million increased $3.0 million from fiscal 2004. Improvements in operating income reflect continued progress in quality and productivity, adjustments of controllable costs to production levels during the periods and prudent spending controls.

Theodore K. Zampetis, President and CEO, commented that "the results of fiscal 2005 represent a milestone for Shiloh Industries. Fiscal 2005 net income of $26.8 million and diluted earnings per share of $1.64 are the highest levels of net income and earnings per share in the Company's thirteen-year history as a publicly traded company. These results were achieved during a period of extreme marketplace pressure from our customers, whose efforts to obtain price reductions and productivity improvements are intense. As a result of our focus on our sustainable business model and our Six Sigma discipline, we believe that we have successfully met our customers' expectations and delivered satisfactory results for our stockholders."

"Throughout the fiscal year, we continued our sharp focus on cash generation and debt reduction, which resulted in reducing our bank debt to its lowest level since 1998. During the same period, we managed effectively the elimination of our customers' accounts receivable accelerated payments, which required over $30 million in working capital, redeemed the Company's outstanding $4.5 million preferred stock, as well as reinvested in the Company $22.4 million in new capital investment in advanced product and process applications. In meeting these challenges in fiscal 2005, we have prepared the Company for the future, both culturally and operationally, by continuing to respond to the demanding needs of our markets and adjusting our operations as expected."

Mr. Zampetis concluded, "Moving forward, we are maintaining our consistent and relentless focus on product leadership, operational excellence and customer loyalty. We are continuously positioning Shiloh to be proactive and responsive to the changing environment for the benefit of all our stakeholders."

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 15 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,070.

A conference call to discuss fourth quarter and year-end 2005 results will be held on December 20, 2005, at 11:00 a.m. (ET). To listen to the conference call, dial (877) 241-6895 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Tuesday, December 20, 2005, through 5:00 p.m. (ET), Monday, December 26, 2005. To access the replay, call (877) 519-4471 and enter conference code 6817633.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company's operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company's expectations of future operating results are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management's assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company's ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company's facilities and that of the Company's customers; the Company's dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company's customers or vendors, including any bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company's primary raw material, or decreases in the price of scrap steel; the successful launch and customer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Company's credit agreement; pension plan funding requirements; and other factors, uncertainties, challenges, and risks detailed in the Company's public filings with the Securities and Exchange Commission. The Company does not intend or undertake any obligation to update any forward-looking statements.

                         SHILOH INDUSTRIES, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                               (Unaudited)
                 (Amounts in thousands, except per share)

                                 Three months ended         Year ended
                                    October 31,             October 31,
                                   2005      2004         2005      2004
                                   ----      ----         ----      ----
Revenues                          $176,854  $171,309     $634,579  $638,501
Cost of sales                      153,075   151,135      556,318   562,082
                                  --------  --------     --------  --------
   Gross profit                     23,779    20,174       78,261    76,419
Selling, general and
 administrative expenses             9,354     9,401       35,588    36,755
                                  --------  --------     --------  --------
   Operating income                 14,425    10,773       42,673    39,664
Interest expense                     1,684     1,880        8,010     8,810
Interest income                         28        72          145       105
Other income (expense), net            478       109          (83)      226
                                  --------  --------     --------  --------
   Income before income taxes       13,247     9,074       34,725    31,185
Provision for income taxes           5,194     3,626        7,973    12,426
                                  --------  --------     --------  --------
   Net income                     $  8,053  $  5,448     $ 26,752  $ 18,759
                                  ========  ========     ========  ========

Earnings per share:
   Basic earnings per share
    available to common
    stockholders                  $   0.50  $   0.34     $   1.69  $   1.18
   Basic weighted average
    number of common shares         15,943    15,772       15,915    15,646
                                  ========  ========     ========  ========

   Diluted earnings per share
    available to common
    stockholders                  $   0.49  $   0.33     $   1.64  $   1.15
   Diluted weighted average
    number of common shares         16,438    16,308       16,421    16,156
                                  ========  ========     ========  ========

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(330) 558-2642